Exhibit 10.26

                          AXIOM CAPITAL MANAGEMENT INC.
                           780 THIRD AVENUE, 43 FLOOR
                               NEW YORK, NY 10017

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                                                                    JUNE 5, 2007

SENT VIA FAX AND EMAIL
----------------------

Ronald H. Lane PH.D.
Chief Executive Officer
Synovics Pharmaceuticals, Inc.
2415 East Camelback Road - Suite 700

Phoenix, AZ 85016

Dear Ronald:

         Axiom Capital Management Inc. (the "PLACEMENT AGENT") is pleased to act as placement agent to Synovics Pharmaceuticals, Inc. and certain of its subsidiaries (the "COMPANY") in connection with the following transactions: (i) a $15,000,000 debt financing with Greenbridge Capital (the "GREENBRIDGE
FINANCING" and the securities placed in such financing, the "GREENBRIDGE SECURITIES") (ii) a placement of up to $4,500,000 in secured bridge notes (the "BRIDGE NOTES") which will automatically convert into securities received by investors in the Convertible Preferred Financing (defined below) along with warrants to purchase shares of the Company's common stock (the "Warrants", and such financing, the "BRIDGE ROUND") (iii) an offering of up to $16,000,000 in convertible preferred shares (the "CONVERTIBLE PREFERRED STOCK") including the principal amount of Bridge Notes converted into Convertible Preferred Stock and Warrants (the "WARRANTS" together with the Convertible Preferred Stock, the "SECURITIES") to accredited investors pursuant to mutual agreeable terms to be negotiated with investors (such offering, the "CONVERTIBLE PREFERRED FINANCING") and (iv) the conversion of up to $4,545,000 of outstanding secured notes (the "INDIGO BRIDGE NOTES") into Convertible Preferred Stock of the Company (such transaction, the "CONVERSION OF INDIGO BRIDGE NOTES"). Each of the Placement Agent and the Company may be referred to individually as a "Party" and collectively as the "PARTIES". This engagement letter may be referred to as the "AGREEMENT". Each of the Greenbridge Financing, the Bridge Round and the Convertible Preferred Financing may be referred to as a "TRANSACTION" and collectively as the "Transactions".

         In our capacity as your placement agent we will have no authority to commit the Company in any fashion. All decisions will remain with you and your Board in your sole and absolute discretion.

         The Company  agrees to retain the  Placement  Agent for a period of six
(6) months from the date hereof for the purposes described above, on an exclusive basis. The period may be extended by mutual agreement, and earlier termination is permitted by either party upon fifteen (15) days written notice to the other. In addition, the Placement Agent may retain sub-placement


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agents  subject to the Company's  prior consent which shall not be  unreasonably withheld. Prior to the closing of the Greenbridge Financing, the Parties shall execute a Placement Agency Agreement covering all Transactions containing customary representations and warranties in a form reasonably satisfactory to the Placement Agent.

         Upon closing of the Transactions, the Placement Agent shall receive the following fees:

         A.    CASH FEES.

               i. At each closing of the Greenbridge Financing, the Placement Agent will receive a cash fee equal to two percent (2%) of the aggregate purchase price of the Greenbridge Securities sold at such closing.


               ii. At each closing of the Bridge Round, the Placement Agent will receive a cash fee equal to ten percent (10%) of the aggregate purchase price of the Bridge Notes sold at such closing.

               iii. At each closing of the Convertible Preferred Financing,  the
                    Placement Agent will receive a cash fee equal to ten percent (10%) of the aggregate purchase price of the Convertible Preferred Stock sold at such closing.

               iv. The Placement Agent shall receive a cash fee equal to four percent (4%) of the aggregate face value of the Indigo Bridge Notes converted into Convertible Preferred Stock of the Company.

         B.    WARRANTS.

               i. The Placement Agent shall receive warrants granting the Placement Agent the right to purchase four percent (4%) of the number of shares into which the Greenbridge Securities purchased by investors introduced by the Placement Agent in the Greenbridge Financing are convertible.

               ii. The Placement Agent shall receive warrants granting the Placement Agent the right to purchase ten percent (10%) of the number of shares into which the Bridge Notes purchased by investors introduced by the Placement Agent in the Bridge Round are convertible.

               iii. The  Placement  Agent shall  receive  warrants  granting the
                    Placement Agent the right to purchase ten percent (10%) of the number of shares into which the Convertible Preferred Stock purchased by investors introduced by the Placement Agent in the Convertible Preferred Financing are convertible.

               iv. The Placement Agent shall receive warrants granting the Placement Agent the right to purchase four percent (4%) of the number of common shares into which the Indigo Bridge Notes are converted.

         C. EXPENSES. The Company hereby agrees to reimburse the Placement Agent for all out-of-pocket costs, including but not limited to travel expenses and legal fees incurred in connection with the Transactions including any post-closing expenses.

         Upon expiration of this Agreement, or if the Company elects to terminate this Agreement, the above provision with respect to fees shall apply nevertheless with respect to any transaction concluded by the Company within one year following such expiration or termination

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with any party  introduced to the Company by the  Placement  Agent or with which the Placement Agent has participated in material discussions concerning a proposed transaction. Upon any expiration or termination by the Company, the Placement Agent shall, if requested in writing by the Company, promptly provide the Company with a list of any such parties. Regardless of the completion of a transaction, the Company agrees to reimburse the Placement Agent for all its out-of-pocket expenses incurred in connection with this engagement, including reasonable fees and disbursements of counsel.

         The Company agrees to furnish or cause to be furnished to the Placement Agent any information concerning the Company that the Placement Agent considers necessary for the proper performance of its services hereunder. The Company agrees that all such information shall be complete, accurate and not misleading and will keep the Placement Agent promptly and fully informed of developments which might affect the accuracy or completeness of such information. We agree that we will treat all material received from you in a strictly confidential manner and will disclose such information only with the prior approval of the Company, except as otherwise required by law or legal process.

         The Company agrees to indemnify and hold harmless the Placement Agent, its members, employees and agents (collectively, the "INDEMNIFIED PARTIES") from and against any losses, claims, damages or liabilities (or actions, or proceedings, in respect thereof) related to or arising out of this engagement or the Placement Agent's role in connection therewith and will reimburse the Indemnified Parties for all related expenses (including fees and expenses of legal counsel) as they are incurred in connection with investigating, preparing or defending any such action, proceeding or claim, except that the Company will not be responsible to any Indemnified Party for any claims, liabilities, losses or damages to the extent they are finally determined by a court having jurisdiction (after all applicable periods for appeal have lapsed) to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. The foregoing provisions of this paragraph shall be in addition to any right that the Indemnified Parties and/or the Company may have in common law or otherwise. The provisions of this paragraph shall survive expiration or termination of this Agreement.

         This constitutes the entire agreement between the Parties, incorporating all discussions between us, and may be amended only by a writing executed by both Parties. This Agreement shall be interpreted in accordance with the laws of the State of New York, without regard to principles of conflicts of laws, and shall inure to the benefit of our successors and assigns.

                           [SIGNATURE PAGE TO FOLLOW]


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         If the foregoing  correctly  sets forth the  understanding  between us, please so indicate by signing below.

                                       Very truly yours,

                                       AXIOM CAPITAL MANAGEMENT, INC.


                                       By:  /s/ Mark Martino
                                       ------------------------------
                                       Name: Mark Martino

                                       Title: President

Agreed to and accepted this
15 day of June , 2007

SYNOVICS PHARMACEUTICALS, INC.

By: /s/ Ronald H. Lane
    --------------------------------
Name: Ronald H. Lane Ph. D.
Title: Chief Executive Officer


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